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                                                                      EXHIBIT 12

                              HANOVER DIRECT, INC.
                        EARNINGS TO FIXED CHARGES RATIO
                       (IN THOUSANDS, EXCEPT FOR RATIOS)


                                                                                               FOR THE YEAR ENDED
                                                                                ---------------------------------------------
                                                                  1989              1990           1991           1992        1993
                                                                  ----              ----           ----           ----        ----
Fixed charges:
     Interest on debt and capitalized leases, net            $  11,084      $     11,426     $   18,341     $   13,135     $ 2,757
     Interest element of rentals                                 1,713             1,742          2,460          2,970       3,153
                                                                ------            ------         ------         ------      ------

         Total fixed charges                                 $  12,797      $     13,168     $   20,801     $   16,105     $ 5,910
                                                                ------            ------         ------         ------      ------

Preferred dividends:
     Amount declared                                         $       0      $          0     $      466     $    3,197     $ 4,093
                                                                 -----             -----          -----         ------      ------
     Gross-up to pretax based on 1.5% rate(1)                        0                 0            473          3,246       4,155
                                                                 -----             -----          -----         ------      ------
         Total fixed charges and preferred dividends         $  12,797      $     13,168     $   21,274     $   19,351     $10,065
                                                                ------            ------         ------         ------      ------

Earnings:
     Consolidated net income (loss)                          $  (8,959)     $   (115,911)    $  (65,285)    $   20,249     $17,337
     Add back:
         Extraordinary charge (income)                               0            (2,146)        (6,915)        (9,201)          0
         Loss from discounted operations                         9,146           115,921         21,119              0           0
         Provision (benefit) for income taxes                      300               900            225            219        (130)
         Fixed charges                                          12,797            13,168         20,801         16,105       5,910
         Cumulative effect of accounting for income taxes            0                 0              0        (10,000)          0

                                                              --------          --------       --------       --------    --------
         Total Earnings                                      $  13,284      $     11,932       $(30,055)    $   17,372    $ 23,117
                                                               -------           -------        --------       -------      ------

Ratio of earnings to fixed charges                                1.04                 *              *           1.08        3.91
                                                                  ====                                            ====        ====

Ratio of earnings to fixed charges and preferred dividends        1.04                 *              *              *        2.30
                                                                  ====                                                      ======

Excess (Deficiency):
     After fixed charges                                    $      487        $   (1,236)      $(50,856)    $    1,267     $17,207
                                                                   ===            =======       ========        ======      ======

     After fixed charges and preferred dividends            $      487        $   (1,236)      $(51,329)      $ (1,979)    $13,052
                                                                   ===            =======       ========        =======     ======

     Note 1 - Taxes represent state taxes only (net of Federal benefit) as the Company had significant net operating losses to offset Federal taxable income.

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    *    Calculation of the ratio results in an amount that is
     less than 1.0.